Item 77 D:  Policies with respect to security investments


The following non-fundamental investment restriction of GuideStone Funds is incorporated herein by reference to the supplement dated November 14, 2013 to Post Effective Amendment No. 42 to the Registration Statement on Form N-1A (Accession No. 0001193125-13-188047) as filed with the U.S. Securities and Exchange Commission on May 1, 2013, as amended October 31, 2013.

A Fund shall not purchase any portfolio security while borrowings representing more than 10% of the Fund's total assets are outstanding (investment and repurchase agreements will not be considered to be loans for the purposes of this restriction).